(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	January 22, 2025
(630) 906-5484

Old Second Bancorp, Inc. Reports Fourth Quarter 2024 Net Income of $19.1 Million,

or $0.42 per Diluted Share

AURORA, IL, January 22, 2025 – Old Second Bancorp, Inc. (the “Company,” “Old Second,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the fourth quarter of 2024.  Our net income was $19.1 million, or $0.42 per diluted share, for the fourth quarter of 2024, compared to net income of $23.0 million, or $0.50 per diluted share, for the third quarter of 2024, and net income of $18.2 million, or $0.40 per diluted share, for the fourth quarter of 2023. Adjusted net income, a non-GAAP financial measure that excludes certain nonrecurring items, as applicable, was $20.3 million, or $0.44 per diluted share, for the fourth quarter of 2024, compared to $23.3 million, or $0.51 per diluted share, for the third quarter of 2024, and $19.1 million, or $0.42 per diluted share, for the fourth quarter of 2023. The adjusting item impacting the fourth quarter of 2024 included $1.5 million of transaction-related expenses due to the early December 2024 purchase of five branches from First Merchants Bank (“FRME”). The adjusting items impacting the third quarter of 2024 included $471,000 of FRME transaction-related expenses; the adjusting items impacting the fourth quarter of 2023 results included $1.2 million of nonrecurring litigation expense.  See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Net income decreased $3.8 million in the fourth quarter of 2024 compared to the third quarter of 2024. The decrease was primarily due to a $1.5 million increase in provision for credit losses, as well as a $5.0 million increase in noninterest expense in the fourth quarter of 2024, compared to the prior linked quarter.  These reductions to the current quarter’s net income were partially offset by a $1.0 million increase in net interest and dividend income and a $1.0 million increase in noninterest income. Net income increased $885,000 in the fourth quarter of 2024 compared to the fourth quarter of 2023, primarily due to a decrease of $4.5 million in provision for credit losses, an increase in noninterest income of $2.9 million, and an increase in net interest income of $349,000. The year over year fourth quarter increase is partially offset by a $7.3 million increase in noninterest expenses.

Operating Results

●	Fourth quarter 2024 net income was $19.1 million, reflecting a $3.8 million decrease from the third quarter of 2024, and an increase of $885,000 from the fourth quarter of 2023. Adjusted net income, as defined above, was $20.3 million for the fourth quarter of 2024, a decrease of $3.0 million from adjusted net income for the third quarter of 2024, and an increase of $1.2 million from adjusted net income for the fourth quarter of 2023.
●	Net interest and dividend income was $61.6 million for the fourth quarter of 2024, reflecting an increase of $1.0 million, or 1.7%, from the third quarter of 2024, and an increase of $349,000, or 0.6%, from the fourth quarter of 2023.
●	We recorded a net provision for credit losses of $3.5 million in the fourth quarter of 2024 compared to a net provision for credit losses of $2.0 million in the third quarter of 2024, and a net provision for credit losses of $8.0 million in the fourth quarter of 2023.
●	Noninterest income was $11.6 million for the fourth quarter of 2024, an increase of $1.0 million, or 9.7%, compared to $10.6 million for the third quarter of 2024, and an increase of $2.9 million, or 33.0%, compared to $8.7 million for the fourth quarter of 2023.
●	Noninterest expense was $44.3 million for the fourth quarter of 2024, an increase of $5.0 million, or 12.8%, compared to $39.3 million for the third quarter of 2024, and an increase of $7.3 million, or 19.7%, compared to $37.0 million for the fourth quarter of 2023.

●	We had a provision for income tax of $6.3 million for the fourth quarter of 2024, compared to a provision for income tax of $6.9 million for the third quarter of 2024 and a provision for income tax of $6.7 million for the fourth quarter of 2023. The effective tax rate for each of the periods presented was 24.7%, 23.1%, and 26.9%, respectively. The reduction in the effective tax rate in the third and fourth quarters of 2024, compared to the fourth quarter of 2023, reflects the new state ruling regarding tax rate apportionment factors related to income generated from securities or loans originated in other states.
●	On January 21, 2025, our Board of Directors declared a cash dividend of $0.06 per share of common stock, payable on February 10, 2025, to stockholders of record as of January 31, 2025.

Financial Highlights

	Quarters Ended
(Dollars in thousands)	December 31,	September 30,	December 31,
	2024	2024	2023
Balance sheet summary
Total assets	$5,649,377	$5,671,760	$5,722,799
Total securities available-for-sale	1,161,701	1,190,854	1,192,829
Total loans	3,981,336	3,991,078	4,042,953
Total deposits	4,768,731	4,465,424	4,570,746
Total liabilities	4,978,343	5,010,370	5,145,518
Total equity	671,034	661,390	577,281

Total tangible assets	$5,534,086	$5,575,789	$5,625,104
Total tangible equity	555,743	565,419	479,586

Income statement summary
Net interest income	$61,584	$60,578	$61,235
Provision for credit losses	3,500	2,000	8,000
Noninterest income	11,610	10,581	8,729
Noninterest expense	44,322	39,308	37,026
Net income	19,110	22,951	18,225
Effective tax rate	24.68%	23.11%	26.92%

Profitability ratios
Return on average assets (ROAA)	1.34%	1.63%	1.27%
Return on average equity (ROAE)	11.38	14.29	13.18
Net interest margin (tax-equivalent)	4.68	4.64	4.62
Efficiency ratio	57.12	53.38	50.82
Return on average tangible common equity (ROATCE) [1]	13.79	17.14	16.43
Tangible common equity to tangible assets (TCE/TA)	10.04	10.14	8.53

Per share data
Diluted earnings per share	$0.42	$0.50	$0.40
Tangible book value per share	12.38	12.61	10.73

Company capital ratios [2]
Common equity tier 1 capital ratio	12.82%	12.86%	11.37%
Tier 1 risk-based capital ratio	13.34	13.39	11.89
Total risk-based capital ratio	15.54	15.62	14.06
Tier 1 leverage ratio	11.30	11.38	10.06

Bank capital ratios [2,3]
Common equity tier 1 capital ratio	12.89%	13.49%	12.32%
Tier 1 risk-based capital ratio	12.89	13.49	12.32
Total risk-based capital ratio	13.82	14.45	13.24
Tier 1 leverage ratio	10.90	11.46	10.41

1 See the discussion entitled “Non-GAAP Presentations” below and the table on page 18 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

2 Both the Company and the Bank ratios are inclusive of a capital conservation buffer of 2.50%, and both are subject to the minimum capital adequacy guidelines of 7.00%, 8.50%, 10.50%, and 4.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

3 The prompt corrective action provisions are applicable only at the Bank level, and are 6.50%, 8.00%, 10.00%, and 5.00% for the Common equity tier 1, Tier 1 risk-based, Total risk-based and Tier 1 leverage ratios, respectively.

Chairman, President and Chief Executive Officer Jim Eccher said “Old Second reported strong results in the fourth quarter of 2024 with exceptional profitability and positive trends in a number of verticals. Tangible book value per share increased by more than fifteen percent on a year over year basis inclusive of the dilution associated with a branch purchase transaction in the fourth quarter. We believe we are being proactive in addressing commercial loans facing deterioration from higher interest rates, declining appraisal values and cash flow pressures. Importantly, classified and criticized loans have declined meaningfully both year over year and linked quarter and are now at their lowest levels since June 2022. We have seen previously identified loans work toward resolution and the pace of upgrades relative to downgrades has improved dramatically. Losses realized in the fourth quarter in both the loan portfolio and in OREO write downs drive the expectation of further meaningful reduction in nonperforming assets early in 2025. Exceptional profitability has afforded Old Second the opportunity to aggressively address problem acquired credits and position us to deliver improved performance in 2025. Fourth quarter return on average assets and return on average tangible common equity were 1.34% and 13.79%, respectively, the tax equivalent net interest margin was stable at 4.68% and the efficiency ratio is a very healthy 57.12%. This strong bottom-line performance and a well-positioned balance sheet drove an increase in the tangible common equity capital ratio to 10.04% from 8.53% last year end, in light of the strength of the balance sheet and resilient income statement and margin trends. In summary, we are proud of the sustainability of our performance this year and believe we are well positioned to capitalize on growth opportunities that we believe will come our way in the near future.”

Asset Quality & Earning Assets

●	Nonperforming loans, comprised of nonaccrual loans plus loans past due 90 days or more and still accruing, totaled $30.3 million at December 31, 2024, $52.3 million at September 30, 2024, and $68.8 million at December 31, 2023. Nonperforming loans, as a percent of total loans, were 0.8% at December 31, 2024, 1.3% at September 30, 2024, and 1.7% at December 31, 2023. The decrease in the fourth quarter of 2024 for nonperforming loans is driven by net nonaccrual loans outflows of $23.3 million, partially offset by $1.3 million of net inflows of loans past due 90 days or more and still accruing. Nonaccrual loan outflows consist of $8.9 million paid off, largely driven by one commercial real estate – investor loan of $6.6 million, a $13.0 million commercial real estate – owner occupied relationship transferred to OREO, $8.3 million of partial principal reductions from payments, and $3.2 million of upgrades. The nonaccrual outflows were partially offset by additions of $10.0 million, primarily driven by one large commercial real estate – owner occupied relationship.
●	Total loans were $3.98 billion at December 31, 2024, reflecting a decrease of $9.7 million compared to September 30, 2024, and a decrease of $61.6 million compared to December 31, 2023. The decrease year over year was largely driven by the declines in commercial, commercial real estate-owner occupied and multifamily portfolios. Average loans (including loans held-for-sale) for the fourth quarter of 2024 totaled $4.00 billion, reflecting an increase of $36.3 million from the third quarter of 2024, and a decrease of $13.4 million from the fourth quarter of 2023.
●	Available-for-sale securities totaled $1.16 billion at December 31, 2024, compared to $1.19 billion at September 30, 2024 and December 31, 2023. The unrealized mark to market loss on securities totaled $68.6 million as of December 31, 2024, compared to $56.2 million as of September 30, 2024, and $84.2 million as of December 31, 2023, due to market interest rate fluctuations as well as changes year over year in the composition of the securities portfolio. During the quarter ended December 31, 2024, we had security purchases of $84.9 million, and security maturities, calls and paydowns of $101.2 million, compared to security purchases of $22.7 million and security calls and paydowns of $31.3 million during the quarter ended September 30, 2024. During the quarter ended December 31, 2023, we had security purchases of $9.2 million and $81.6 million of maturities, calls, and paydowns, which resulted in net realized losses of $2,000. We may continue to buy and sell strategically identified securities as opportunities arise.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$49,757	$542	4.33	$48,227	$616	5.08	$47,865	$616	5.11
Securities:
Taxable	1,017,530	8,899	3.48	1,010,379	9,113	3.59	1,027,366	8,329	3.22
Non-taxable (TE)[1]	162,494	1,614	3.95	163,569	1,634	3.97	164,655	1,674	4.03
Total securities (TE)[1]	1,180,024	10,513	3.54	1,173,948	10,747	3.64	1,192,021	10,003	3.33
FHLBC and FRBC Stock	27,493	562	8.13	30,268	497	6.53	34,371	647	7.47
Loans and loans held-for-sale[1,2]	4,003,041	64,012	6.36	3,966,717	64,566	6.48	4,016,480	62,793	6.20
Total interest earning assets	5,260,315	75,629	5.72	5,219,160	76,426	5.83	5,290,737	74,059	5.55
Cash and due from banks	54,340	-	-	54,279	-	-	57,723	-	-
Allowance for credit losses on loans	(45,040)	-	-	(42,683)	-	-	(50,023)	-	-
Other noninterest bearing assets	395,043	-	-	384,386	-	-	396,297	-	-
Total assets	$5,664,658			$5,615,142			$5,694,734

Liabilities and Stockholders' Equity
NOW accounts	$573,271	$644	0.45	$553,906	$714	0.51	$563,603	$595	0.42
Money market accounts	722,491	3,128	1.72	693,315	3,260	1.87	692,720	2,200	1.26
Savings accounts	899,846	880	0.39	895,086	886	0.39	985,614	517	0.21
Time deposits	692,001	5,606	3.22	651,663	5,539	3.38	497,472	2,833	2.26
Interest bearing deposits	2,887,609	10,258	1.41	2,793,970	10,399	1.48	2,739,409	6,145	0.89
Securities sold under repurchase agreements	39,982	75	0.75	45,420	93	0.81	28,526	51	0.71
Other short-term borrowings	204,783	2,527	4.91	305,489	4,185	5.45	390,652	5,429	5.51
Junior subordinated debentures	25,773	289	4.46	25,773	270	4.17	25,773	290	4.46
Subordinated debentures	59,457	546	3.65	59,436	547	3.66	59,372	546	3.65
Senior notes	-	-	-	-	-	-	-	-	-
Notes payable and other borrowings	-	-	-	-	-	-	-	-	-
Total interest bearing liabilities	3,217,604	13,695	1.69	3,230,088	15,494	1.91	3,243,732	12,461	1.52
Noninterest bearing deposits	1,712,106	-	-	1,691,450	-	-	1,838,325	-	-
Other liabilities	67,067	-	-	54,453	-	-	63,971	-	-
Stockholders' equity	667,881	-	-	639,151	-	-	548,706	-	-
Total liabilities and stockholders' equity	$5,664,658			$5,615,142			$5,694,734
Net interest income (GAAP)		$61,584			$60,578			$61,235
Net interest margin (GAAP)			4.66			4.62			4.59

Net interest income (TE)[1]		$61,934			$60,932			$61,598
Net interest margin (TE)[1]			4.68			4.64			4.62
Interest bearing liabilities to earning assets	61.17%			61.89%			61.31%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2024 and 2023. See the discussion entitled “Non-GAAP Presentations” below and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 17, and includes loan fee income of $140,000 for the fourth quarter of 2024, loan fee expense of $155,000 for the third quarter of 2024, and loan fee expense of $922,000 for the fourth quarter of 2023. Nonaccrual loans are included in the above stated average balances.

The decreased yield of 11 basis points on interest earning assets compared to the linked period was driven by repricing within the loan and taxable securities portfolios. Changes in the market interest rate environment impact earning assets at varying intervals depending on the repricing timeline of loans, as well as the securities maturity, paydown and purchase activities.

The year over year increase of 17 basis points on interest earning assets was primarily driven by overall increases to benchmark interest rates over the past twelve months, primarily impacting variable rate loans and securities. Average balances of securities available for sale decreased $12.0 million in the fourth quarter of 2024 compared to the prior year like quarter, while the tax equivalent yield on the securities available for sale portfolio increased 21 basis points year over year due to variable security rate resets.

Average balances of interest-bearing deposit accounts have increased moderately since the third quarter of 2024 through the fourth quarter of 2024, from $2.79 billion to $2.89 billion, as NOW, money market, savings, and time account average balances all increased due to the deposits acquired from the FRME branch purchase. We have continued to control the cost of funds over the periods reflected by slowing the pace of change with the rate of overall interest-bearing deposits decreasing to 141 basis points for the quarter ended December 31, 2024, from 148 basis points for the quarter ended September 30, 2024, but the cost of deposits increased from 89 basis points for the quarter ended December 31, 2023. A 15 basis point decrease in the cost of money market funds for the quarter ended December 31, 2024 compared to the prior linked quarter, and a 46 basis point increase compared to the prior year like quarter, drove a significant portion of the overall decrease from the prior linked quarter and the increase from the prior year like quarter. Although there was an increase in transactional account average balances from the prior year like quarter for NOW and savings accounts, average rates paid on these combined balances remained relatively steady. Average rates paid on time deposits for the quarter ended December 31, 2024 decreased by 16 basis points and increased 96 basis points in the quarter over linked quarter and year over year quarters, respectively, primarily due to CD rate specials that were offered.

Borrowing costs decreased in the fourth quarter of 2024, compared to the third quarter of 2024, primarily due to the $100.7 million decrease in average other short-term borrowings stemming from a decrease in average daily FHLB advances over the prior linked quarter as a majority of this borrowing was paid down in December 2024. The decrease of $185.9 million year over year of average FHLB advances was based on daily liquidity needs, and was the primary driver of the $2.9 million decrease to interest expense on other short-term borrowings. Subordinated and junior subordinated debt interest expense were essentially flat over each of the periods presented.

Our net interest margin, for both GAAP and TE presentations, was relatively static over the periods presented above. Our net interest margin (GAAP) increased four basis points to 4.66% for the fourth quarter of 2024, compared to 4.62% for the third quarter of 2024, and increased seven basis points compared to 4.59% for the fourth quarter of 2023.  Our net interest margin (TE) increased four basis points to 4.68% for the fourth quarter of 2024, compared to 4.64% for the third quarter of 2024, and increased six basis points compared to 4.62% for the fourth quarter of 2023.  The increase in the fourth quarter of 2024, compared to the prior linked quarter, was driven by market interest rates as well as the composition of assets and liabilities. Although interest income and expense both decreased compared to the prior linked quarter, interest expense decreased at a higher rate leading to increased net interest income. The net interest margin increased in the fourth quarter of 2024, compared to the prior year like quarter, primarily due to higher security and loan yields on lower average balances, partially offset by the increase in costs of interest-bearing deposits. See the discussion entitled “Non-GAAP Presentations” and the tables beginning on page 17 that provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				4th Quarter 2024
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Wealth management	$3,299	$2,787	$2,600	18.4	26.9
Service charges on deposits	2,657	2,646	2,527	0.4	5.1
Residential mortgage banking revenue
Secondary mortgage fees	88	84	58	4.8	51.7
MSRs mark to market gain (loss)	385	(964)	(1,277)	139.9	130.1
Mortgage servicing income	475	466	495	1.9	(4.0)
Net gain on sales of mortgage loans	516	507	366	1.8	41.0
Total residential mortgage banking revenue	1,464	93	(358)	N/M	(508.9)
Securities losses, net	-	(1)	(2)	(100.0)	(100.0)
Change in cash surrender value of BOLI	767	860	541	(10.8)	41.8
Death benefit realized on BOLI	-	12	-	(100.0)	N/M
Card related income	2,572	2,589	2,511	(0.7)	2.4
Other income	851	1,595	910	(46.6)	(6.5)
Total noninterest income	$11,610	$10,581	$8,729	9.7	33.0

N/M - Not meaningful.

Noninterest income increased $1.0 million, or 9.7%, in the fourth quarter of 2024, compared to the third quarter of 2024, and increased $2.9 million, or 33.0%, compared to the fourth quarter of 2023.  The increase from the third quarter of 2024 was primarily driven by a $1.4 million increase in residential mortgage banking revenue due to an increase of $1.3 million in MSRs mark to market valuation. Also contributing to the increase during the quarter was a $512,000 increase in wealth management income primarily due to growth in estate fees. Partially offsetting the increase in noninterest income from the prior quarter was a $744,000 decrease in other income primarily due to various refunds and incentive bonuses received in the third quarter of 2024.

The increase in noninterest income of $2.9 million in the fourth quarter of 2024, compared to the fourth quarter of 2023, is primarily due to a $1.8 million increase in residential mortgage banking revenue mainly due to a $1.7 million increase in MSRs mark to market valuations, a $699,000 increase in wealth management income primarily due to growth in advisory fees and estate fees, and a $226,000 increase in the cash surrender value of BOLI.

Noninterest Expense

				4th Quarter 2024
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Salaries	$18,130	$17,665	$16,738	2.6	8.3
Officers' incentive	3,089	2,993	1,450	3.2	113.0
Benefits and other	4,394	4,018	3,217	9.4	36.6
Total salaries and employee benefits	25,613	24,676	21,405	3.8	19.7
Occupancy, furniture and equipment expense	4,457	3,876	3,817	15.0	16.8
Computer and data processing	2,659	2,375	2,291	12.0	16.1
FDIC insurance	628	632	583	(0.6)	7.7
Net teller & bill paying	575	570	564	0.9	2.0
General bank insurance	327	320	301	2.2	8.6
Amortization of core deposit intangible asset	716	570	603	25.6	18.7
Advertising expense	280	299	383	(6.4)	(26.9)
Card related expense	1,497	1,458	1,338	2.7	11.9
Legal fees	660	202	228	226.7	189.5
Consulting & management fees	883	480	556	84.0	58.8
Other real estate owned expense, net	2,019	242	218	734.3	826.1
Other expense	4,008	3,608	4,739	11.1	(15.4)
Total noninterest expense	$44,322	$39,308	$37,026	12.8	19.7
Efficiency ratio (GAAP)[1]	57.12%	53.38%	50.82%
Adjusted efficiency ratio (non-GAAP)[2]	54.61%	52.31%	48.76%

N/M - Not meaningful.

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less net gains or losses on securities, death benefit realized on BOLI, and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits, OREO expenses, and acquisition expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities, death benefit realized on BOLI, mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the fourth quarter of 2024 increased $5.0 million, or 12.8%, compared to the third quarter of 2024, and increased $7.3 million, or 19.7%, compared to the fourth quarter of 2023.  The increase in the fourth quarter of 2024 compared to the third quarter of 2024, was attributable to a $937,000 increase in salaries and employee benefits, with increases reflected primarily in officers’ incentives due to a higher projection of year end accruals based on our bank’s performance utilizing measures previously approved by our compensation committee, deferred executive compensation due to changes in market interest rates, and increases in salaries based on increased base salary rates.  Also contributing to the increase in noninterest expense in the fourth quarter of 2024 was a $581,000 increase in occupancy, furniture and equipment, a $284,000 increase in computer and data processing expenses, a $403,000 increase in consulting & management fees, and a $400,000 increase in other expenses, all due to transaction-related costs incurred related to our purchase of five bank branches from FRME. Other notable increases during the quarter consisted of a $458,000 increase in legal fees due to loan related legal costs, and a $1.8 million increase in other real estate owned expense, net, as a $1.7 million OREO valuation reserve expense was recorded based on valuation write downs on two of our OREO properties.

The year over year increase in noninterest expense is primarily attributable to a $4.2 million increase in salaries and employee benefits, primarily due to increases in annual base salary rates, officers’ incentives, and deferred employee compensation due to market interest rate changes.  Also contributing to the increase was a $640,000 increase in occupancy, furniture and equipment, a $368,000 increase in computer and data processing, and a $327,000 increase in consulting & management fees, all primarily due to transaction-related costs incurred related to our branch purchase from FRME. Other increases year over year were a $432,000 increase in legal fees due to loan related legal costs, and a $1.8 million increase in other real estate owned expense, net, as a $1.7 million OREO valuation reserve expense was recorded based on valuation write downs on two of our OREO properties. Partially offsetting the increases in noninterest expense in the fourth quarter of 2024, compared to the fourth quarter of 2023, was a $731,000 decrease in other expenses primarily due to a $1.2 million litigation expense recorded in the fourth quarter of 2023 related to an overdraft case, which was settled in 2025 at the total that was originally accrued in 2023.

Earning Assets

				December 31, 2024
Loans	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Commercial	$800,476	$814,668	$841,697	(1.7)	(4.9)
Leases	491,748	458,317	398,223	7.3	23.5
Commercial real estate – investor	1,078,829	1,045,060	1,034,424	3.2	4.3
Commercial real estate – owner occupied	683,283	718,265	796,538	(4.9)	(14.2)
Construction	201,716	206,458	165,380	(2.3)	22.0
Residential real estate – investor	49,598	50,332	52,595	(1.5)	(5.7)
Residential real estate – owner occupied	206,949	208,227	226,248	(0.6)	(8.5)
Multifamily	351,325	375,394	401,696	(6.4)	(12.5)
HELOC	103,388	102,611	103,237	0.8	0.1
Other[1]	14,024	11,746	22,915	19.4	(38.8)
Total loans	$3,981,336	$3,991,078	$4,042,953	(0.2)	(1.5)

1 Other class includes consumer loans and overdrafts.

Total loans decreased by $9.7 million at December 31, 2024, compared to September 30, 2024, and decreased $61.6 million for the year over year period.  The decrease in total loans in the fourth quarter of 2024 compared to the prior linked quarter was due to increased paydowns, net of originations, over the fourth quarter, primarily in commercial real estate-owner occupied and multifamily loans, and increased transfers into OREO for $13.0 million. The year over year reduction in loans is primarily due to paydowns, net of originations, in commercial real estate – owner occupied of $113.3 million, commercial of $41.2 million, multifamily of $50.4 million, partially offset by lease originations, net of paydowns, of $93.5 million, commercial real estate – investor loan growth of $44.4 million and construction loan growth of $36.3 million. Increases were noted in the leases segment in the fourth quarter of 2024 compared to the prior linked quarter and compared to the prior year like period primarily due to an expansion of this product line over the past year.

				December 31, 2024
Securities	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Securities available-for-sale, at fair value
U.S. Treasury	$194,143	$194,188	$169,574	(0.0)	14.5
U.S. government agencies	37,814	37,976	56,959	(0.4)	(33.6)
U.S. government agency mortgage-backed	100,277	96,413	106,370	4.0	(5.7)
States and political subdivisions	215,456	224,795	227,065	(4.2)	(5.1)
Collateralized mortgage obligations	368,616	384,271	392,544	(4.1)	(6.1)
Asset-backed securities	62,303	63,947	68,436	(2.6)	(9.0)
Collateralized loan obligations	183,092	189,264	171,881	(3.3)	6.5
Total securities available-for-sale	$1,161,701	$1,190,854	$1,192,829	(2.4)	(2.6)

Our securities available-for-sale portfolio totaled $1.16 billion as of December 31, 2024, reflecting a decrease of $29.2 million from September 30, 2024, and a decrease of $31.1 million since December 31, 2023. The portfolio’s decrease in the fourth quarter of 2024, compared to the prior quarter-end, was due to $101.2 million in maturities, calls, and paydowns, as well as an increase in unrealized losses of $12.4 million, partially offset by $84.9 million in purchases. Net unrealized losses at December 31, 2024 were $68.6 million, compared to $56.2 million at September 30, 2024 and $84.2 million at December 31, 2023. The year over year decrease in net unrealized losses is due to changes in the market interest rate environment as well as the impact of security paydowns and purchases undertaken to further reduce the portfolio’s interest rate sensitivity. The portfolio continues to consist of high quality fixed-rate and floating-rate securities, with more than 99% of publicly issued securities rated AA or better.

Asset Quality

				December 31, 2024
Nonperforming assets	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Nonaccrual loans	$28,851	$52,171	$67,583	(44.7)	(57.3)
Loans past due 90 days or more and still accruing interest	1,436	109	1,196	N/M	20.1
Total nonperforming loans	30,287	52,280	68,779	(42.1)	(56.0)
Other real estate owned	21,617	8,202	5,123	163.6	322.0
Total nonperforming assets	$51,904	$60,482	$73,902	(14.2)	(29.8)

30-89 days past due loans and still accruing interest	$11,702	$28,480	$13,668
Nonaccrual loans to total loans	0.7%	1.3%	1.7%
Nonperforming loans to total loans	0.8%	1.3%	1.7%
Nonperforming assets to total loans plus OREO	1.3%	1.5%	1.8%
Purchased credit-deteriorated loans to total loans	0.4%	0.4%	1.4%

Allowance for credit losses	$43,619	$44,422	$44,264
Allowance for credit losses to total loans	1.1%	1.1%	1.1%
Allowance for credit losses to nonaccrual loans	151.2%	85.1%	65.5%

N/M - Not meaningful.

Nonperforming loans consist of nonaccrual loans and loans 90 days or more past due and still accruing interest.  Purchased credit-deteriorated (“PCD”) loans acquired in our acquisitions of West Suburban and ABC Bank totaled $15.0 million, net of purchase accounting adjustments, at December 31, 2024.  No PCD loans were acquired with our FRME branch acquisition. PCD loans that meet the definition of nonperforming loans are included in our nonperforming disclosures.  Nonperforming loans to total loans was 0.8% as of December 31, 2024, 1.3% as of September 30, 2024, and 1.7% as of December 31, 2023. Nonperforming assets to total loans plus OREO was 1.3% as of December 31, 2024, 1.5% as of September 30, 2024, and 1.8% as of December 31, 2023. Our allowance for credit losses to total loans was 1.1% as of December 31, 2024, September 30, 2024, and December 31, 2023.

The following table shows classified loans by segment, which include nonaccrual loans, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				December 31, 2024
Classified loans	As of			Percent Change From
(Dollars in thousands)	December 31,	September 30,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2023
Commercial	$24,748	$35,043	$8,414	(29.4)	194.1
Leases	523	746	818	(29.9)	(36.1)
Commercial real estate – investor	14,489	21,652	43,798	(33.1)	(66.9)
Commercial real estate – owner occupied	27,619	41,820	54,613	(34.0)	(49.4)
Construction	19,351	5,765	17,155	235.7	12.8
Residential real estate – investor	1,690	1,180	1,331	43.2	27.0
Residential real estate – owner occupied	1,851	2,612	3,216	(29.1)	(42.4)
Multifamily	1,165	3,269	1,775	(64.4)	(34.4)
HELOC	547	736	1,664	(25.7)	(67.1)
Other[1]	10	-	-	N/M	N/M
Total classified loans	$91,993	$112,823	$132,784	(18.5)	(30.7)

N/M - Not meaningful.

1 Other class includes consumer loans and overdrafts.

Classified loans as of December 31, 2024 decreased by $20.8 million from September 30, 2024, and decreased by $40.8 million from December 31, 2023. The net decrease from the third quarter of 2024 was primarily driven by outflows of $9.4 million of paid off loans, $6.1 million of loans upgraded, $9.7 million of principal reductions from payments, and $13.0 million transferred to OREO. The decrease in classified loans in the fourth quarter of 2024 was partially offset by additions of $17.3 million, primarily driven by one construction loan totaling $13.6 million. Remediation work continues on these credits, with the goal of cash flow improvements with increased tenancy.

Allowance for Credit Losses on Loans and Unfunded Commitments

At December 31, 2024, our allowance for credit losses (“ACL”) on loans totaled $43.6 million, and our ACL on unfunded commitments, included in other liabilities, totaled $1.9 million.  In the fourth quarter of 2024, we recorded provision expense of $3.5 million based on historical loss rate updates, our assessment of nonperforming loan metrics and trends, as well as estimated future credit losses. The fourth quarter’s provision expense consisted of a $4.1 million provision for credit losses on loans, and a $600,000 reversal of provision for credit losses on unfunded commitments.  The decrease in ACL on unfunded commitments was primarily due to an adjustment to historical benchmark assumptions, such as funding rates and the period used to forecast those rates, within the ACL calculation.  We recorded net charge offs of $4.9 million in the fourth quarter of 2024, primarily within the commercial portfolio. The third quarter 2024 provision expense of $2.0 million consisted of a $2.0 million provision for credit losses on loans, and an immaterial provision for credit losses on unfunded commitments. We recorded net recoveries of $155,000 in the third quarter of 2024. In the fourth quarter of 2023, we recorded a provision expense of $8.0 million, which consisted of an $8.0 million provision for credit losses on loans and an immaterial provision for credit losses on unfunded commitments. We recorded net charge-offs of $15.5 million in the fourth quarter of 2023. Our ACL on loans to total loans was 1.1% as of December 31, 2024, September 30, 2024, and December 31, 2023.

The ACL on unfunded commitments totaled $1.9 million as of December 31, 2024, $2.5 million as of September 30, 2024, and $2.7 million as of December 31, 2023.

Net Charge-off Summary

Loan charge–offs, net of recoveries	Quarters Ended
(Dollars in thousands)	December 31,	% of	September 30,	% of	December 31,	% of
	2024	Total [2]	2024	Total [2]	2023	Total [2]
Commercial	$8,621	176.1	$(7)	4.5	$71	0.5
Leases	(38)	(0.8)	43	(27.7)	(8)	(0.1)
Commercial real estate – Investor	(173)	(3.5)	(149)	96.1	4,951	32.0
Commercial real estate – Owner occupied	(3,739)	(76.4)	(44)	28.4	10,443	67.5
Construction	-	-	-	-	-	-
Residential real estate – Investor	(2)	-	(18)	11.6	(3)	-
Residential real estate – Owner occupied	234	4.8	(11)	7.1	(8)	(0.1)
Multifamily	-	-	-	-	-	-
HELOC	(45)	(0.9)	(14)	9.0	(17)	(0.1)
Other [1]	37	0.7	45	(29.0)	31	0.3
Net charge–offs / (recoveries)	$4,895	100.0	$(155)	100.0	$15,460	100.0

1 Other class includes consumer loans and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the fourth quarter of 2024 were $8.9 million, compared to $165,000 for the third quarter of 2024 and $16.0 million for the fourth quarter of 2023. Gross recoveries were $4.1 million for the fourth quarter of 2024, compared to $320,000 for the third quarter of 2024, and $491,000 for the fourth quarter of 2023. Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs, however, recoveries cannot be forecasted or expected at the same pace in the future.

Deposits

Total deposits were $4.77 billion at December 31, 2024, an increase of $303.3 million, or 6.8%, compared to $4.47 billion at September 30, 2024, primarily due to increases in noninterest bearing deposits of $35.9 million, $46.3 million in savings, $72.5 million in NOW accounts, $70.7 million in money market accounts, and $77.9 million in time deposits. The overall increase in deposits was primarily due to the acquisition of FRME’s five Illinois branches. Average deposits for the quarter to date ending December 31, 2024 increased $114.3 million compared to September 30, 2024. Total quarterly average deposits for the year over year period increased $22.0 million, or 0.5%, driven by an increase in average time deposits of $194.5 million, and NOW and money markets combined of $39.4 million, partially offset by decreases in our average demand deposits of $126.2 million, and savings accounts of $85.8 million. The bulk of the increase in total deposits in the fourth quarter of 2024 occurred in December, driven primarily by the acquisition of the FRME branches.

Borrowings

As of December 31, 2024, we had $20.0 million in other short-term borrowings due to short-term FHLB advances, compared to $335.0 million as of September 30, 2024, and $405.0 million as of December 31, 2023. The large decrease in short-term FHLB advances at December 31, 2024 is due to an influx of cash resulting from the acquisition of the five FRME branches on December 6, 2024, which allowed us to utilize the purchased deposits for lower cost funding.

Non-GAAP Presentations

Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of adjusted net income, net interest income and net interest margin on a fully taxable equivalent basis, and our efficiency ratio calculations on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing, and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables beginning on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Cautionary Note Regarding Forward-Looking Statements

This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such as “should,” “anticipate,” “expect,” “estimate,” “intend,” “believe,” “may,” “likely,” “will,” “forecast,” “project,” “looking forward,” “optimistic,” “hopeful,” “potential,” “progress,” “prospect,” “remain,” “deliver,” “continue,” “trend,” “momentum,” “remainder,” “beyond,” “and “near” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, loan growth, deposit trends and funding, asset-quality trends, balance sheet growth, and building capital. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (4) risks related to pending or future acquisitions, if any, including execution and integration risks; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; (6) changes in interest rates, which has and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; and (8) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation, and disruptions caused from widespread cybersecurity incidents. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host a call on Thursday, January 23, 2025, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss our fourth quarter 2024 financial results.  Investors may listen to our call via telephone by dialing 888-506-0062, using Entry Code: 894547.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the call will be available until 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on January 30, 2025, by dialing 877-481-4010, using Conference ID: 51807.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2024	2023
Assets
Cash and due from banks	$52,175	$55,534
Interest earning deposits with financial institutions	47,154	44,611
Cash and cash equivalents	99,329	100,145
Securities available-for-sale, at fair value	1,161,701	1,192,829
Federal Home Loan Bank Chicago (“FHLBC”) and Federal Reserve Bank Chicago (“FRBC”) stock	19,441	33,355
Loans held-for-sale	1,556	1,322
Loans	3,981,336	4,042,953
Less: allowance for credit losses on loans	43,619	44,264
Net loans	3,937,717	3,998,689
Premises and equipment, net	87,311	79,310
Other real estate owned	21,617	5,123
Mortgage servicing rights, at fair value	10,374	10,344
Goodwill	93,260	86,478
Core deposit intangible	22,031	11,217
Bank-owned life insurance (“BOLI”)	112,751	109,318
Deferred tax assets, net	26,619	31,077
Other assets	55,670	63,592
Total assets	$5,649,377	$5,722,799

Liabilities
Deposits:
Noninterest bearing demand	$1,704,920	$1,834,891
Interest bearing:
Savings, NOW, and money market	2,315,134	2,207,949
Time	748,677	527,906
Total deposits	4,768,731	4,570,746
Securities sold under repurchase agreements	36,657	26,470
Other short-term borrowings	20,000	405,000
Junior subordinated debentures	25,773	25,773
Subordinated debentures	59,467	59,382
Other liabilities	67,715	58,147
Total liabilities	4,978,343	5,145,518

Stockholders’ Equity
Common stock	44,908	44,705
Additional paid-in capital	205,284	202,223
Retained earnings	469,165	393,311
Accumulated other comprehensive loss	(47,748)	(62,781)
Treasury stock	(575)	(177)
Total stockholders’ equity	671,034	577,281
Total liabilities and stockholders’ equity	$5,649,377	$5,722,799

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Interest and dividend income
Loans, including fees	$63,967	$62,751	$253,319	$244,187
Loans held-for-sale	34	31	94	91
Securities:
Taxable	8,899	8,329	34,656	37,940
Tax exempt	1,275	1,322	5,164	5,329
Dividends from FHLBC and FRBC stock	562	647	2,278	1,920
Interest bearing deposits with financial institutions	542	616	2,393	2,503
Total interest and dividend income	75,279	73,696	297,904	291,970
Interest expense
Savings, NOW, and money market deposits	4,652	3,312	17,866	8,761
Time deposits	5,606	2,834	20,147	6,636
Securities sold under repurchase agreements	75	50	337	93
Other short-term borrowings	2,527	5,429	14,607	18,774
Junior subordinated debentures	289	290	1,127	1,095
Subordinated debentures	546	546	2,185	2,185
Senior notes	-	-	-	2,408
Notes payable and other borrowings	-	-	-	87
Total interest expense	13,695	12,461	56,269	40,039
Net interest and dividend income	61,584	61,235	241,635	251,931
Provision for credit losses	3,500	8,000	12,750	16,501
Net interest and dividend income after provision for credit losses	58,084	53,235	228,885	235,430
Noninterest income
Wealth management	3,299	2,600	11,426	9,803
Service charges on deposits	2,657	2,527	10,226	9,817
Secondary mortgage fees	88	58	287	259
Mortgage servicing rights mark to market gain (loss)	385	(1,277)	(723)	(1,425)
Mortgage servicing income	475	495	1,942	2,029
Net gain on sales of mortgage loans	516	366	1,805	1,477
Securities losses, net	-	(2)	-	(4,148)
Change in cash surrender value of BOLI	767	541	3,619	2,120
Death benefit realized on BOLI	-	-	905	-
Card related income	2,572	2,511	10,114	10,051
Other income	851	910	4,218	4,196
Total noninterest income	11,610	8,729	43,819	34,179
Noninterest expense
Salaries and employee benefits	25,613	21,405	98,025	88,566
Occupancy, furniture and equipment	4,457	3,817	16,159	14,437
Computer and data processing	2,659	2,291	9,473	7,277
FDIC insurance	628	583	2,543	2,705
Net teller & bill paying	575	564	2,244	2,115
General bank insurance	327	301	1,268	1,212
Amortization of core deposit intangible	716	603	2,440	2,461
Advertising expense	280	383	1,243	721
Card related expense	1,497	1,338	5,555	5,123
Legal fees	660	228	1,326	927
Consulting & management fees	883	556	2,496	2,415
Other real estate expense, net	2,019	218	2,220	399
Other expense	4,008	4,739	14,756	16,843
Total noninterest expense	44,322	37,026	159,748	145,201
Income before income taxes	25,372	24,938	112,956	124,408
Provision for income taxes	6,262	6,713	27,692	32,679
Net income	$19,110	$18,225	$85,264	$91,729

Basic earnings per share	$0.42	$0.40	$1.90	$2.05
Diluted earnings per share	0.42	0.40	1.87	2.02
Dividends declared per share	0.06	0.05	0.21	0.20

Ending common shares outstanding	44,873,467	44,697,917	44,873,467	44,697,917
Weighted-average basic shares outstanding	44,856,870	44,694,200	44,828,290	44,663,722
Weighted-average diluted shares outstanding	45,671,352	45,409,232	45,639,351	45,395,010

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2023				2024
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Cash and due from banks	$55,140	$56,191	$57,279	$57,723	$54,533	$54,286	$54,279	$54,340
Interest earning deposits with financial institutions	49,310	50,309	49,737	47,865	48,088	50,740	48,227	49,757
Cash and cash equivalents	104,450	106,500	107,016	105,588	102,621	105,026	102,506	104,097

Securities available-for-sale, at fair value	1,503,619	1,404,664	1,295,211	1,192,021	1,182,888	1,179,430	1,173,948	1,180,024
FHLBC and FRBC stock	24,905	34,029	35,954	34,371	31,800	27,574	30,268	27,493
Loans held-for-sale	813	1,150	1,641	1,709	746	1,050	1,557	2,027
Loans	3,931,679	4,039,052	4,009,218	4,014,771	4,018,631	3,957,454	3,965,160	4,001,014
Less: allowance for credit losses on loans	49,398	53,480	54,581	50,023	44,295	43,468	42,683	45,040
Net loans	3,882,281	3,985,572	3,954,637	3,964,748	3,974,336	3,913,986	3,922,477	3,955,974

Premises and equipment, net	72,649	72,903	74,707	78,472	80,493	82,332	82,977	84,364
Other real estate owned	1,508	1,132	472	2,004	5,123	4,657	7,471	20,136
Mortgage servicing rights, at fair value	11,127	10,741	11,066	11,317	10,455	10,754	10,137	10,060
Goodwill	86,477	86,477	86,477	86,477	86,477	86,477	86,477	88,320
Core deposit intangible	13,327	12,709	12,119	11,502	10,913	10,340	9,768	12,799
Bank-owned life insurance ("BOLI")	106,655	107,028	107,786	108,616	109,867	110,440	110,901	112,243
Deferred tax assets, net	42,237	37,774	39,072	42,754	31,323	32,969	25,666	23,549
Other assets	48,599	50,812	52,360	55,155	49,681	50,423	50,989	43,572
Total other assets	382,579	379,576	384,059	396,297	384,332	388,392	384,386	395,043
Total assets	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723	$5,615,458	$5,615,142	$5,664,658

Liabilities
Deposits:
Noninterest bearing demand	$2,002,801	$1,920,448	$1,867,201	$1,838,325	$1,819,476	$1,769,543	$1,691,450	$1,712,106
Interest bearing:
Savings, NOW, and money market	2,560,893	2,437,096	2,324,613	2,241,937	2,202,485	2,195,898	2,142,307	2,195,608
Time	434,655	436,524	466,250	497,472	558,463	610,705	651,663	692,001
Total deposits	4,998,349	4,794,068	4,658,064	4,577,734	4,580,424	4,576,146	4,485,420	4,599,715

Securities sold under repurchase agreements	31,080	25,575	24,945	28,526	30,061	37,430	45,420	39,982
Other short-term borrowings	200,833	402,527	427,174	390,652	332,198	242,912	305,489	204,783
Junior subordinated debentures	25,773	25,773	25,773	25,773	25,773	25,773	25,773	25,773
Subordinated debentures	59,308	59,329	59,350	59,372	59,393	59,414	59,436	59,457
Senior notes	44,599	44,134	-	-	-	-	-	-
Notes payable and other borrowings	5,400	-	-	-	-	-	-	-
Other liabilities	51,279	48,434	53,164	63,971	60,024	68,530	54,453	67,067
Total liabilities	5,416,621	5,399,840	5,248,470	5,146,028	5,087,873	5,010,205	4,975,991	4,996,777

Stockholders' equity
Common stock	44,705	44,705	44,705	44,705	44,787	44,908	44,908	44,908
Additional paid-in capital	201,397	200,590	201,344	201,824	202,688	203,654	204,558	205,356
Retained earnings	324,785	346,042	368,732	389,776	405,201	424,262	443,435	462,631
Accumulated other comprehensive loss	(86,736)	(78,940)	(84,167)	(87,358)	(63,365)	(66,682)	(52,907)	(44,251)
Treasury stock	(2,125)	(746)	(566)	(241)	(461)	(889)	(843)	(763)
Total stockholders' equity	482,026	511,651	530,048	548,706	588,850	605,253	639,151	667,881
Total liabilities and stockholders' equity	$5,898,647	$5,911,491	$5,778,518	$5,694,734	$5,676,723	$5,615,458	$5,615,142	$5,664,658

Total Earning Assets	$5,510,326	$5,529,204	$5,391,761	$5,290,737	$5,282,153	$5,216,248	$5,219,160	$5,260,315
Total Interest Bearing Liabilities	3,362,541	3,430,958	3,328,105	3,243,732	3,208,373	3,172,132	3,230,088	3,217,604

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2023				2024
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Interest and Dividend Income
Loans, including fees	$57,210	$61,561	$62,665	$62,751	$62,673	$62,151	$64,528	$63,967
Loans held-for-sale	12	19	29	31	14	19	27	34
Securities:
Taxable	10,735	9,930	8,946	8,329	8,092	8,552	9,113	8,899
Tax exempt	1,337	1,337	1,333	1,322	1,306	1,292	1,291	1,275
Dividends from FHLB and FRBC stock	280	396	597	647	635	584	497	562
Interest bearing deposits with financial institutions	585	643	659	616	610	625	616	542
Total interest and dividend income	70,159	73,886	74,229	73,696	73,330	73,223	76,072	75,279
Interest Expense
Savings, NOW, and money market deposits	1,149	1,742	2,558	3,312	4,037	4,317	4,860	4,652
Time deposits	664	1,156	1,982	2,834	4,041	4,961	5,539	5,606
Securities sold under repurchase agreements	9	7	27	50	86	83	93	75
Other short-term borrowings	2,345	5,160	5,840	5,429	4,557	3,338	4,185	2,527
Junior subordinated debentures	279	281	245	290	280	288	270	289
Subordinated debentures	546	546	547	546	546	546	547	546
Senior notes	994	1,414	-	-	-	-	-	-
Notes payable and other borrowings	87	-	-	-	-	-	-	-
Total interest expense	6,073	10,306	11,199	12,461	13,547	13,533	15,494	13,695
Net interest and dividend income	64,086	63,580	63,030	61,235	59,783	59,690	60,578	61,584
Provision for credit losses	3,501	2,000	3,000	8,000	3,500	3,750	2,000	3,500
Net interest and dividend income after provision for credit losses	60,585	61,580	60,030	53,235	56,283	55,940	58,578	58,084
Noninterest Income
Wealth management	2,270	2,458	2,475	2,600	2,561	2,779	2,787	3,299
Service charges on deposits	2,424	2,362	2,504	2,527	2,415	2,508	2,646	2,657
Secondary mortgage fees	59	76	66	58	50	65	84	88
Mortgage servicing rights mark to market (loss) gain	(525)	96	281	(1,277)	94	(238)	(964)	385
Mortgage servicing income	516	499	519	495	488	513	466	475
Net gain on sales of mortgage loans	306	398	407	366	314	468	507	516
Securities (losses) gains, net	(1,675)	(1,547)	(924)	(2)	1	-	(1)	-
Change in cash surrender value of BOLI	242	418	919	541	1,172	820	860	767
Death benefit realized on BOLI	-	-	-	-	-	893	12	-
Card related income	2,244	2,690	2,606	2,511	2,376	2,577	2,589	2,572
Other income	1,489	773	1,024	910	1,030	742	1,595	851
Total noninterest income	7,350	8,223	9,877	8,729	10,501	11,127	10,581	11,610
Noninterest Expense
Salaries and employee benefits	22,248	21,798	23,115	21,405	24,312	23,424	24,676	25,613
Occupancy, furniture and equipment	3,475	3,639	3,506	3,817	3,927	3,899	3,876	4,457
Computer and data processing	1,774	1,290	1,922	2,291	2,255	2,184	2,375	2,659
FDIC insurance	584	794	744	583	667	616	632	628
Net teller & bill paying	502	515	534	564	521	578	570	575
General bank insurance	305	306	300	301	309	312	320	327
Amortization of core deposit intangible	624	618	616	603	580	574	570	716
Advertising expense	142	103	93	383	192	472	299	280
Card related expense	1,216	1,222	1,347	1,338	1,277	1,323	1,458	1,497
Legal fees	319	283	97	228	226	238	202	660
Consulting & management fees	790	520	549	556	336	797	480	883
Other real estate expense, net	306	(98)	(27)	218	46	(87)	242	2,019
Other expense	3,637	3,840	4,627	4,739	3,593	3,547	3,608	4,008
Total noninterest expense	35,922	34,830	37,423	37,026	38,241	37,877	39,308	44,322
Income before income taxes	32,013	34,973	32,484	24,938	28,543	29,190	29,851	25,372
Provision for income taxes	8,406	9,411	8,149	6,713	7,231	7,299	6,900	6,262
Net income	$23,607	$25,562	$24,335	$18,225	$21,312	$21,891	$22,951	$19,110

Basic earnings per share (GAAP)	$0.53	$0.57	$0.55	$0.40	$0.48	$0.48	$0.52	$0.42
Diluted earnings per share (GAAP)	0.52	0.56	0.54	0.40	0.47	0.48	0.50	0.42
Dividends paid per share	0.05	0.05	0.05	0.05	0.05	0.05	0.05	0.06

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	December 31,	September 30,	December 31,
	2024	2024	2023
Net Income
Income before income taxes (GAAP)	$25,372	$29,851	$24,938
Pre-tax income adjustments:
Litigation related expenses	-	-	1,200
Death benefit related to BOLI	-	(12)	-
Merger related costs, net of losses on branch sales	1,521	471	19
Adjusted net income before taxes	26,893	30,310	26,157
Taxes on adjusted net income	6,637	7,009	7,041
Adjusted net income (non-GAAP)	$20,256	$23,301	$19,116

Basic earnings per share (GAAP)	$0.42	$0.52	$0.40
Diluted earnings per share (GAAP)	0.42	0.50	0.40
Adjusted basic earnings per share (non-GAAP)	0.46	0.52	0.43
Adjusted diluted earnings per share (non-GAAP)	0.44	0.51	0.42

	Quarters Ended
	December 31,	September 30,	December 31,
	2024	2024	2023
Net Interest Margin
Interest income (GAAP)	$75,279	$76,072	$73,696
Taxable-equivalent adjustment:
Loans	11	11	11
Securities	339	343	352
Interest income (TE)	75,629	76,426	74,059
Interest expense (GAAP)	13,695	15,494	12,461
Net interest income (TE)	$61,934	$60,932	$61,598
Net interest income (GAAP)	$61,584	$60,578	$61,235
Average interest earning assets	$5,260,315	$5,219,160	$5,290,737
Net interest margin (TE)	4.68%	4.64%	4.62%
Net interest margin (GAAP)	4.66%	4.62%	4.59%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2024	2024	2023	2024	2024	2023
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$44,322	$39,308	$37,026	$44,322	$39,308	$37,026
Less amortization of core deposit	716	570	603	716	570	603
Less other real estate expense, net	2,019	242	218	2,019	242	218
Less litigation related expense	N/A	N/A	N/A	-	-	1,200
Less merger related costs, net of losses on branch sales	N/A	N/A	N/A	1,521	471	19
Noninterest expense less adjustments	$41,587	$38,496	$36,205	$40,066	$38,025	$34,986

Net interest income	$61,584	$60,578	$61,235	$61,584	$60,578	$61,235
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	11	11	11
Securities	N/A	N/A	N/A	339	343	352
Net interest income including adjustments	61,584	60,578	61,235	61,934	60,932	61,598
Noninterest income	11,610	10,581	8,729	11,610	10,581	8,729
Less death benefit related to BOLI	-	12	-	-	12	-
Less securities losses	-	(1)	(2)	-	(1)	(2)
Less MSRs mark to market gains (losses)	385	(964)	(1,277)	385	(964)	(1,277)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	203	232	144
Noninterest income (excluding) / including adjustments	11,225	11,534	10,008	11,428	11,766	10,152

Net interest income including adjustments plus noninterest income (excluding) / including adjustments	$72,809	$72,112	$71,243	$73,362	$72,698	$71,750
Efficiency ratio / Adjusted efficiency ratio	57.12%	53.38%	50.82%	54.61%	52.31%	48.76%

N/A - Not applicable.

	Quarters Ended
	December 31,	September 30,	December 31,
	2024	2024	2023
Return on Average Tangible Common Equity Ratio

Net income (GAAP)	$19,110	$22,951	$18,225

Income before income taxes (GAAP)	$25,372	$29,851	$24,938
Pre-tax income adjustments:
Amortization of core deposit intangibles	716	570	603
Net income, excluding intangibles amortization, before taxes	26,088	30,421	25,541
Taxes on net income, excluding intangible amortization, before taxes	6,439	7,032	6,875
Net income, excluding intangibles amortization (non-GAAP)	$19,649	$23,389	$18,666

Total Average Common Equity	$667,881	639,151	$548,706
Less Average goodwill and intangible assets	101,119	96,245	97,979
Average tangible common equity (non-GAAP)	$566,762	$542,906	$450,727

Return on average common equity (GAAP)	11.38%	14.29%	13.18%
Return on average tangible common equity (non-GAAP)	13.79%	17.14%	16.43%